Deloitte &
     Touche LLP
                 1111 Broadway #2100              Telephone:  (510) 287-2700
                 Oakland, California 94607-4036   Facsimile:  (510) 835-4888




To the Board of Directors and Stockholders of The Gap, Inc.:

We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial statements of The Gap, Inc. and subsidiaries for the thirteen and thirty-nine week periods ended November 2, 1996 and October 28, 1995, as indicated in our report dated November 13, 1996; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended November 2, 1996, is incorporated by reference in Post Effective Amendment No. 1 to Registration Statement No. 2-72586, Registration Statement No. 2-60029, Registration Statement No. 33-39089, Registration Statement No. 33-40505, Registration
Statement No. 33-54686, Registration Statement No. 33-54688, Registration Statement No. 33-54690, Registration Statement No. 33-56021, Registeration Statement 333-00417, and Registration Statement 333-12337.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

December 12, 1996


Deloitte Touche
Tohmatsu
International